Exhibit 4.2

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER [        ], 2024.

The Convertible Debentures and the Shares issuable upon exercise of the Convertible Debentures (collectively, the “Securities”) have not been and will not be registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or applicable state securities laws, and the Securities are being offered and sold by the Corporation in reliance upon the exemption from the provisions of Section 5 of the U.S. Securities Act for transactions not involving a public offering provided in Section 4(2) of the U.S. Securities Act or Regulation D promulgated thereunder. The Securities are being offered and sold within the United States only to Accredited Investors as defined in Rule 501(a) of Regulation D under the U.S. Securities Act. The Securities offered hereby are not transferable except in accordance with the restrictions described herein.

DCS DEBENTURE SERIES 2024-[ ]

DIRECT COMMUNICATION SOLUTIONS, INC.

Incorporated under the laws of the State of Delaware

CONVERTIBLE UNSECURED DEBENTURE DUE
[          ], 2025

WHEREAS Direct Communication Solutions, Inc. (the “Corporation”) is indebted to [      ] of [      ] (the “Holder”) in an amount equal to US$[      ] (the “Principal Amount”) together with interest thereon and other indebtedness of the Corporation to the Holder as herein set forth;

WHEREAS the Holder has requested and the Corporation has agreed to grant this non-transferable convertible unsecured debenture (“Debenture”) for the full and timely payment and performance of the obligations of the Corporation herein set forth, including but without limitation, the repayment of the Principal Amount together with interest thereon and other indebtedness of the Corporation to the Holder as herein set forth below, and the conversion thereof into shares of common stock of the Corporation in accordance with the terms and conditions of the Debenture as herein set forth in Schedule “A” (which forms a part of and is incorporated by reference into this Debenture)

NOW THEREFORE THIS DEBENTURE WITNESSETH THAT:

ARTICLE 1

INTERPRETATION

1.1	For the purpose of this Debenture and all schedules attached hereto, unless the subject matter or context is inconsistent therewith:

(a)	“business day” means a day on which banks are open for business in San Diego, California but does not in any event include a Saturday or Sunday;

(b)	“Corporation” means Direct Communication Solutions, Inc. and its permitted successors and assigns;

(c)	“Debenture”, “this Debenture”, “the Debenture”, “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions refer to this convertible unsecured debenture, in the Principal Amount represented hereby and not to any particular article, section, sub-section, clause, subdivision or other portion hereof and include any and every instrument supplemental or ancillary hereto and every debenture issued in replacement hereof;

(d)	“Default” or “Event of Default” means an event of default as described in Clause 8.1 hereof;

(e)	“director” means a director of the Corporation for the time being and “directors” or “board of directors” means the board of directors of the Corporation or, if duly constituted and whenever duly empowered, the executive committee of the board of directors of the Corporation for the time being and reference to action by the directors means action by the directors of the Corporation as a board or action by the said executive committee as such committee;

(f)	“dollars” or “$” means lawful currency of the United States of America and all references to cash or money shall mean dollars in lawful currency of the United States of America;

(g)	“Holder” means the Person or entity as set forth and described on the face page hereof, or the Persons or entities in whose name this Debenture shall be registered from time to time on the books of the Corporation, kept for that purpose in accordance with the terms of this Debenture and for the purpose hereof, the Holder hereof shall rank on a pari passu and equal basis with any other holder of a convertible unsecured debenture of the Corporation issued in the aggregate maximum principal amount of $1,000,000, as to all rights hereunder;

(h)	“Interest” shall have the meaning as described in Clause 2.2 hereof;

(i)	“material adverse effect” means a material adverse effect on:

(i)	the financial condition of the Corporation;

(ii)	the ability of the Corporation to observe or perform its obligations under this Debenture; or

(iii)	the property, business, operations or liabilities of the Corporation;

(j)	“Maturity Date” means [ ], 2025;

(k)	“obligations” shall mean any and all present and future indebtedness and all performance obligations which may at any time be due and owing by the Corporation to the Holder under this Debenture and all other agreements, instruments and documents now or hereafter executed by or on behalf of the Corporation with respect to any of the foregoing, or any of the transactions contemplated thereby, whether now in existence or incurred hereafter, whether incurred directly or incurred by others and assumed by the Corporation, whether such indebtedness is absolute or contingent, matured or unmatured, direct or indirect, and whether the Corporation is liable for such indebtedness as principal, surety, endorser or otherwise;

(l)	“Person” means any individual, firm, partnership, company, corporation or other body corporate, government, governmental body, agency, instrumentality, unincorporated body of Persons or association and the heirs, executors, administrators or other legal representatives of an individual

(m)	“Principal” or “Principal Amount” means the amount set forth on the face page hereof or such part thereof which remains outstanding and unpaid from time to time;

(n)	“Receiver” means a receiver appointed in writing or by order of a court of competent jurisdiction to protect and preserve the Corporation’s undertaking or property and includes a receiver-manager;

(o)	“SEC” means US Securities and Exchange Commission;

(p)	“Securities Act” means the US Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

(q)	“Shares” means the shares of common stock of the Company; and

(r)	“Subscription Agreement” means the Subscription Agreement whereby the Holder agreed to subscribe for a Debenture.

1.2	Time shall be of the essence hereof.

1.3	This Debenture shall in all respects be subject to and be interpreted and construed in accordance with laws of the State of Delaware.

1.4	The division of this Debenture into sections, sub-sections, clauses, sub clauses, and paragraphs in the provisions of headings for all or any thereof is for convenience or reference only and not for the construction or interpretation of this Debenture.

1.5	In this Debenture, unless there is something in the subject matter or context inconsistent therewith, words importing the singular shall include the plural and vice versa; and words importing gender shall include the masculine, feminine and neuter genders.

1.6	If a provision of this Debenture is wholly or partially invalid, this Debenture shall be interpreted as if the invalid provision had not been a part hereof.

ARTICLE 2

REPAYMENT

2.1	The Corporation hereby acknowledges and confirms itself to be indebted to the Holder and promises to pay to the Holder the Principal Amount, together with all accrued and unpaid Interest, in lawful money of the United States of America, on the Maturity Date. Should the Corporation at any time make default on its obligations or in the payment of any part or all of the Principal Amount or Interest or any other amount hereunder, then the Corporation shall pay Interest on the amount in default both before and after judgment at the same rate in like money at the same place on the same date.

2.2	Subject to Clause 2.3, simple interest not compounded shall be payable on the outstanding balance of the Principal Amount at an annual rate of fifteen percent (15%) (“Interest”), calculated from and including the date of this Debenture to the date of any payments of Interest hereunder, as well as the Maturity Date, and also after default and before and after judgment. On the Maturity Date, the Principal Amount then outstanding and all Interest and other amounts owing hereunder, shall become immediately due and payable by the Corporation to the Holder in full.

2.3	Interest shall accrue and be added to the Principal.

2.4	The Holder shall, and the Corporation hereby irrevocably authorizes the Holder to, apply all payments made by the Corporation against the Principal Amount, Interest thereon and other monies which are payable by the Corporation under this Debenture in the following order: (i) all expenses and other monies from time to time owed to the Holder hereunder (other than the Principal Amount and Interest thereon), (ii) Interest payable hereunder, and (iii) Principal Amount.

2.5	The Corporation may not make prepayment unless approved by the holders of a majority of the Principal Amount of the Debentures.

ARTICLE 3

AUTHORIZED ISSUE

3.1	The Corporation represents and warrants to and in favour of the Holder that this Debenture has been issued in accordance with resolutions of the directors of the Corporation, and all other matters and things have been done and performed so as to authorize and make the creation and issue of this Debenture and its execution and delivery legal, valid and binding in accordance with the constating documents of the Corporation and all other statutes and laws in that behalf, and this Debenture is given as security for unconditional and absolute payment of the Principal Amount and Interest thereon, and all other monies entitled to the benefit of the security hereby created, with Interest thereon at the rate aforesaid, payable in the manner and at the times and places herein set forth and also as security for the due performance of all obligations of the Corporation hereunder and for the purposes and subject to the conditions, provisions, covenants and stipulations herein expressed.

ARTICLE 4

WAIVER OF EQUITIES

4.1	The Principal Amount, Interest and other monies owing hereunder will be paid and shall be assignable without regard to any equities between the Corporation and the original or any intermediate Holder hereof or any set-off or counterclaim, and the receipt of the Holder for the payment of the Principal Amount and Interest will be a good discharge to the Corporation in respect thereof.

ARTICLE 5

FURTHER ASSURANCES

5.1	The Corporation will at all times use reasonable commercial efforts to, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, mortgages, transfers and assurances in law as the Holder shall reasonably require for better assuring, mortgaging, assigning and confirming unto the Holder all and singular the undertaking and all of the property and assets of the Corporation hereby mortgaged or charged or intended so to be or which the Corporation may hereafter become bound to mortgage or charge to and in favour of the Holder and for the better accomplishing and effectuating of the intentions of this Debenture.

ARTICLE 6

COVENANTS OF THE CORPORATION

6.1	The Corporation covenants and agrees as follows:

(a)	to forever defend the assets of the Company against every Person whomsoever lawfully claiming or attempting to claim the same or any part thereof;

(b)	to pay the Principal Amount together with Interest and other monies hereby and other appurtenant charges thereon, in accordance with the terms hereof;

(c)	to carry on and continuously conduct its business in a lawful manner;

(d)	to keep and maintain proper books of account and records accurately covering all aspects of the business affairs of the Corporation and to permit authorized officers, employees or agents of the Holder to inspect the same during regular business hours upon reasonable advance notice;

(e)	to fully pay and discharge as and when the same become due and payable all taxes (including local improvement rates), rates, duties and assessments that may be levied, rated, charged or assessed against the Corporation, or the assets of the Corporation, or any part thereof unless same is being contested in good faith, and if the Corporation fails to pay any of such taxes, rates, duties or assessments and if it is not in good faith contesting the same, the Holder may pay, but shall not be obligated to pay, the same and any amounts so paid by the Holder shall become and form part of the Principal Amount and shall bear Interest at the rate aforesaid until paid;

(f)	to at all times promptly observe, perform, execute and comply with all applicable laws, rules, requirements, orders, directions, by-laws, ordinances, work orders and regulations of every governmental authority and agency whether federal, provincial, municipal or otherwise, including, without limiting the generality of the foregoing, those dealing with fire, access, the environment (whether for its protection, preservation, clean-up or otherwise), toxic materials or other environmental hazards, public health and safety, and all private covenants and restrictions affecting the Corporation and from time to time, upon request of the Holder, to provide to the Holder evidence of such observance and compliance and at the Corporation’s expense, take all such other action as may be required at any time by any such present or future law, rule, requirement, order, direction, by-law, ordinance, work order or regulation; and

(g)	to immediately give notice to the Holder of any Event of Default or of any event which with notice or lapse of time, or both, would constitute an Event of Default hereunder.

6.2	The Corporation shall not, without the prior written consent of the holders of a majority of the Principal Amount under all the Debentures, first make any distribution to its shareholders or any of them or declare or pay any dividends.

6.3	(a)	The Corporation at its own cost will protect the assets of the Corporation against all encumbrances of any nature, including all claims of workmen or materialmen that might arise from the administration or operation of any part of the assets of the Corporation or from the Corporation’s operations; and will pay or cause to be paid all such liabilities and all charges for labour, materials and equipment incurred in such administration and operation unless same is being contested in good faith.

(b)	If a lien is placed on any assets of the Corporation, or the title to any assets of the Corporation shall be endangered or shall be attacked directly or indirectly, or if any legal proceedings are instituted against the Corporation, the Corporation will promptly give written notice thereof to the Holder, at its sole cost and expense, and will diligently cure any defect that may be developed or validly claimed, and will take all necessary and proper steps for the defence of the title of the assets of the Corporation and will take such action as is reasonably appropriate to the defence of any such legal proceedings including, but not limited to, the employment of counsel, for the prosecution or defence of litigation and the release or discharge of claims made against the title to the assets of the Corporation. If the Holder shall deem it necessary or expedient, the Corporation hereby authorizes the Holder to take all additional steps deemed by the Holder reasonably necessary or advisable for the defence of such title, or assets of the Corporation including, but not limited to, the employment of independent counsel, for the prosecution or defence of litigation and the compromise or discharge of any adverse claims made with respect thereto.

ARTICLE 7

NON-PERFORMANCE OF COVENANTS

7.1	If the Corporation fails to perform any of its obligations contained in this Debenture, the Holder may itself perform any of the said obligations capable of being performed by it or make advances to perform the same on its behalf but shall be under no obligation to do so.

7.2	No performance or advance by the Holder under this Article and no waiver under any provisions of this Debenture shall prejudice the rights of the Holder with regard to the Corporation in respect of any subsequent breach by the Corporation of the same or of any other covenant, and no such performance or advance shall relieve the Corporation from default unless the Corporation shall make good to the Holder the non-performance or the effect of such non-performance and shall repay all sums expended or advanced by the Holder and interest thereon.

ARTICLE 8

EVENTS OF DEFAULT BY THE CORPORATION AND ACCELERATION

8.1	Notwithstanding anything herein contained in the event of a Default, the entire Principal Amount and all Interest either due or accruing due hereunder and other monies payable by the Corporation hereunder thereon shall become immediately due and payable with or without prior demand therefor. The occurrence of any one or more of the following events (herein called an “Event of Default”) constitutes an Event of Default in respect of this Debenture, and the security hereby constituted shall become enforceable upon the occurrence of the following events or any one thereof:

(a)	Failure by the Corporation to make due and punctual payments of the Principal Amount, Interest thereon or any other monies when and as the same become due and payable pursuant to the terms hereof and such failure or default persists after thirty (30) business days notice by Holder to the Corporation requiring that the Corporation remedy, correct, desist or comply with same;

(b)	If the Corporation makes default in the observance or performance of any covenants, agreements or conditions herein on the part of the Corporation to be kept, observed and performed and such failure or default persists after thirty (30) business days notice by Holder to the Corporation requiring that the Corporation remedy, correct, desist or comply with same;

(c)	If an order is made or an effective resolution is passed for the winding up of the Corporation or if a petition is filed for the winding up of the Corporation;

(d)	If the Corporation makes an authorized assignment or bulk sale of its assets or if a petition in bankruptcy is filed or presented against the Corporation;

(e)	If any proceeding with respect to the Corporation is commenced under any applicable insolvency or bankruptcy legislation;

(f)	If the Corporation ceases or threatens to cease to carry on its business; or

(g)	If a receiver or receiver manager of any of the Corporation’s undertaking or property is appointed.

8.2	The holders of a majority of the Principal Amount under all the Debentures may waive, in writing, any breach by the Corporation of any of the provisions contained in this Debenture or any default by the Corporation in the observance or performance of any covenant, agreement or condition required to be kept, observed or performed by the Corporation under the terms of this Debenture; provided always that no act or omission of the Holder in the premises shall extend to or be taken in any manner whatsoever to affect any subsequent breach of default or the rights of the Holder resulting therefrom.

ARTICLE 9

PAYMENT OF COSTS

9.1	The Corporation agrees to pay to the Holder forthwith upon demand all reasonable costs, charges and expenses, including reasonable legal fees on a solicitor and his or her own client basis, of or incurred by the Holder, in recovering or enforcing payment of any of the monies owing here-under including all costs, charges and expenses incurred in connection with taking possession, preserving, collecting or realizing upon the Collateral, together with interest thereon at the rate as herein set forth in this Debenture from the date of incurring such costs, charges and expenses.

ARTICLE 10

NON-NEGOTIABLE AND NON-TRANSFERABLE INSTRUMENT

10.1	This Debenture is not to be treated as a negotiable instrument. The Corporation hereby expressly does not waive presentment, demand, protest or notice of any kind in connection with this Debenture.

10.2	This Debenture is non- transferable.

ARTICLE 11

FURTHER POWERS OF HOLDER

11.1	The Holder may, in the exercise of any of its rights granted hereunder:

(a)	act on the opinion or advice of any lawyer, valuer, broker, auctioneer or other expert, whether obtained by the Holder or by the Corporation or otherwise and shall not be responsible for any loss occasioned by so acting. Any such advice or opinion may be sent or obtained by letter, telegram, cablegram or telephonic message and the Holder shall not be liable for acting on any advice or information purporting to be conveyed by any such letter, telegram or cablegram or telephonic message although the same shall contain some error or shall not be authentic; and

(b)	accept a certificate of the Corporation to the effect that any particular dealing or transaction or step or thing is, in the opinion of the Persons so certifying, expedient as sufficient evidence that it is expedient; provided how-ever that the Holder shall be in no way bound to call for any certificate of the Corporation or for any further or other evidence in regard thereto, or be responsible for any loss that may be occasioned thereby.

11.2	The Holder, whether in the course of the enforcement of its rights granted to it hereunder or otherwise howsoever:

(a)	shall not be responsible for the consequences of any mistake or oversight of judgment or forgetfulness or want of prudence on the part of the Holder or any attorney, receiver, agent or other Person appointed by it hereunder;

(b)	shall not be responsible for any misconduct on the part of any Receiver, attorney, agent or other Person appointed by it hereunder or bound to supervise the proceedings of such appointee;

(c)	shall not be bound to give notice to any Person or Persons of the execution hereof or to see to the performance or observance of any of the obligations hereby imposed on the Corporation or in any way to interfere with the conduct of the Corporation’s business, unless and until the security hereby constituted shall have become enforceable and the Holder shall have determined to enforce the same;

(d)	shall, as regards all the powers, authorities and discretions hereby vested in it have absolute and uncontrolled discretion as to the exercise thereof in relation to the mode of and time for the exercise thereof and in the absence of fraud, it shall be in no way, responsible for any loss, cost, damage or inconvenience that may result from the exercise or the non-exercise thereof.

11.3	The Holder hereof shall, as regards all the powers, authorities and discretions hereby vested in it have absolute and uncontrolled discretion as to the exercise thereof and in the absence of fraud, it shall be in no way, responsible for any loss, cost, damage or inconvenience that may result from the exercise or the non-exercise thereof.

11.4	The provisions of this Article shall not in any way be interpreted or construed so as to limit or restrict the rights and/or remedies of the Holder under this Debenture or otherwise.

ARTICLE 12

NOTICES

12.1	Notice may be served on the Corporation and any demand for payment for any monies owing hereunder may be made upon the Corporation by sending such notice or demand through the post by prepaid registered letter or by fax, or by personal delivery addressed to the Corporation, and any notice or demand so mailed shall be deemed to have been received at the expiration of five (5) days after it is posted and twenty four (24) hours if forwarded by fax or personal delivery. In computing the foregoing time, Saturdays, Sundays and holidays shall be excluded. Any such notice or demand may be served by delivery of such notice or demand in writing to the registered office of the Corporation.

12.2	Notice may be served on the Holder by sending such notice through the post by prepaid registered letter or by fax, or by personal delivery addressed to the Holder, and any notice so mailed shall be deemed to have been received at the expiration of five (5) days after it is posted and twenty-four (24) hours if forwarded by fax or personal delivery. In computing the foregoing time, Saturdays, Sundays and holidays shall be excluded. Any such notice may be served by delivery of such notice in writing to the address of the Holder as stated on the Subscription Agreement.

ARTICLE 13

RETENTION OF REGISTER

13.1	The Corporation shall at all times, keep in its head office in San Diego, California, registration books in which there shall be entered the name and address of the Holder of this Debenture and in which transfers of this Debenture shall be registered, and which at all reasonable times, shall be open for inspection by the Holder.

ARTICLE 14

IMMUNITY OF SHAREHOLDERS, OFFICERS & DIRECTORS

14.1	Subject to Clause 14.2 hereof, no recourse under or upon any obligation, covenant or agreement of this Debenture, or for any claim based thereon or otherwise in respect thereof, shall be had against any shareholder, officer or director as such, past, present or future of the Corporation, or of any successor corporation, either directly or through the Corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that this Debenture and the obligations issued hereunder are solely corporate obligations, and that no such personal liability whatsoever shall attach to, or is or shall be incurred by shareholders, officers or directors, as such, of the Corporation or of any successor corporation, or any of them, because of the creation of the indebtedness hereby authorized, or under or by reason of the obligations, covenants or agreements contained in this Debenture, and that any and all such personal liability, either at common law or in equity or by constitution or statute, and any and all such rights and claims against every such shareholder, officer or director, as such, because of the creation of the indebtedness hereby authorized, or under or by reason of the obligations, covenants or agreements contained in this Debenture or implied therefrom, are hereby expressly waived and released as a condition of, and as a consideration for, the execution and issuance of this Debenture.

14.2	The provisions of Clause 14.1 shall have no force or effect whatsoever and cannot be relied on by any officer, shareholder or director who commits fraud, gross negligence, willful misconduct or intentional misrepresentation.

ARTICLE 15

COPY OF DEBENTURE

15.1	By the execution hereof, the Corporation hereby acknowledges receipt of a copy of this Debenture.

IN WITNESS WHEREOF this Debenture, dated for reference and executed [        ], 2024.

DIRECT COMMUNICATION SOLUTIONS, INC.

Per:

Chris Bursey, Chief Executive Officer

SCHEDULE “A”

TO THE CONVERTIBLE DEBENTURE OF DIRECT COMMUNICATIONS SOLUTIONS INC.

(the “Corporation”)

Issue of Debentures bearing interest at 15% per annum

TERMS OF OPTION TO CONVERT INTO SHARES OF COMMON STOCK

1.	Conversion

Subject to the provisions of this option, the Holder shall have the right at its respective option (herein called the “Option”), at any time until the expiry of the one (1) year term of the Debenture (herein called the “Time of Expiry”), to convert in whole or any part of the Principal, interest thereon and any related indebtedness (collectively, the “Indebtedness”) then outstanding in lawful money of the United States of America into shares of common stock in the capital stock of the Corporation (the “Shares”), for a period of one (1) year from the date of issuance of the Debenture (the “Term”) at a conversion price at US$6.00 (CDN$8.13) per share of common stock. The Debentures have a maturity date of the 1st anniversary of the closing date and bear an interest rate of 15% per annum, not payable in advance.

The Subscriber understands and acknowledges that the Convertible Debenture may not be converted into Shares unless an exemption is available from the registration requirements of the U.S. Securities Act and any applicable state securities laws. In connection with any conversion of the Debenture, the Corporation may require the Holder thereof to provide to the Corporation an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Corporation, to the effect that such conversion does not require registration under the U.S. Securities Act.

1.1 All Shares issuable upon conversion of the Debentures and all certificates issued pursuant to such conversion shall bear the following legends:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”). THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, (C) WITHIN THE UNITED STATES (1) IN COMPLIANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, OR (2) WITH THE PRIOR CONSENT OF THE COMPANY, IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE LAWS, AND THE HOLDER HAS FURNISHED TO THE COMPANY AN OPINION TO SUCH EFFECT FROM COUNSEL OF RECOGNIZED STANDING REASONABLY SATISFACTORY TO THE COMPANY PRIOR TO SUCH OFFER, SALE OR TRANSFER. DELIVERY OF

THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.”

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER [THE CLOSING DATE].

2.	Manner of Exercise of Optional Right to Convert

2.1 On each occasion on which the Holder desires to convert a portion of the Indebtedness into Shares, the Holder shall deliver the original Debenture to the Corporation along with written notice specifying the amount of the Indebtedness to be converted (herein called a “Notice”).

2.2 Upon receiving or delivering a Notice, the Corporation shall forthwith after receiving all approvals required by all applicable regulatory authorities, if required:

(a)	Deliver to the Holder certificates for such Shares comprising the portion of the Indebtedness specified in the Notice or, if the Corporation has a securities transfer agent that is a member of the United States Securities Transfer Association or the Securities Transfer Association of Canada at the election of the Corporation, issue non-certificated inventory for such Shares using the Corporation’s transfer agent.

2.3 Any part of the Indebtedness may be converted as provided in this Option and all references in this Option to the conversion of the Indebtedness shall be deemed to include the conversion of a part of the Indebtedness where applicable.

3. Conversion Upon a Qualified Financing. In the event of a Qualified Financing (as defined below), immediately following the closing of such Qualified Financing, all unpaid principal and accrued unpaid interest under this Note shall automatically convert, at a per share price equal to the Conversion Price (as defined below), into the same securities issued by the Company pursuant to such Qualified Financing. For purposes hereof, the “Conversion Price” shall be US$6.00 (CDN$8.13) per share of common stock. A “Qualified Financing” means the next closing of an equity financing or series of related equity financings by the Company resulting in the Company meeting the listing requirements of Nasdaq.

4.	Adjustment of Conversion Price

4.1 If and whenever at any time prior to the Time of Expiry the outstanding Shares of the Corporation are subdivided, redivided or changed into a greater or consolidated into a lesser number of Shares or reclassified into different shares, if the Holder has not fully exercised its right of conversion prior to the effective date of such subdivision, redivision, change, or consolidation or reclassification (herein individually called a “Change”), the Holder shall be entitled to receive and shall accept, upon the exercise of such right at any time thereafter in lieu of the number of Shares to which the Holder was entitled upon conversion immediately prior to such Change, the aggregate number of Shares of the Corporation that the Holder would have been entitled to receive as a result of such Change if, on the effective date thereof, the Holder had been the registered holder of the number of Shares to which it was entitled upon conversion immediately prior to such Change.

4.2 If and whenever at any time prior to the Time of Expiry there is a capital reorganization of the Corporation or an amalgamation of the Corporation with or into any other Corporation including by way of a sale whereby all or substantially all of the Corporation’s undertaking and assets would become the property of any other Corporation, if the Holder has not fully exercised its right of conversion prior to the effective date of such reorganization, consolidation, merger, amalgamation or sale (herein individually called a “Reorganization”), the Holder shall be entitled to receive and shall accept, upon exercise of such right at any time on or thereafter, in lieu of the number of Shares to which the Holder was entitled upon conversion immediately prior to such Reorganization, the aggregate number of Shares or other securities or property of the Corporation resulting from the Reorganization that the holder would have been entitled to receive as a result of such Reorganization if, on the effective date thereof, the Holder had been the registered holder of the number of Shares to which it was entitled upon conversion immediately prior to such Reorganization.

4.3 If any Reorganization occurs, appropriate adjustment shall be made in the application of the provisions set forth in this Option with respect to the rights and interests thereafter of the Holder to the end that after such event the Holder shall retain rights substantially equivalent to the rights held by it prior to the occurrence of such event and that the provisions set forth in this Option shall thereafter be made applicable, as nearly as may reasonably be, in relation to any Shares to which the Holder is entitled on the exercise of its right of conversion thereafter. Any such adjustment shall be made by and set forth in a supplement to this Option approved by the Directors of the Corporation.

4.4 The adjustments provided for in this Option are cumulative and shall apply to successive Changes, Reorganizations or other events resulting in any adjustment under the provisions of this Option.

4.5 After any adjustment pursuant to this Option, the term “Shares” where used herein, other than in Section 1 herein, shall be interpreted to mean the shares of any class or classes or the other securities or property which, as a result of all prior adjustments pursuant to this Option, the Holder would have been entitled to receive upon the conversion of the Indebtedness. All shares of any class or other securities or property which the Holder is at the time in question entitled to receive hereunder on the conversion of the Indebtedness, whether or not as a result of adjustments made pursuant to this Option, for the purpose of the interpretation of this Option, shall be deemed to be the Shares which the Holder is entitled to receive pursuant to the conversion of the Indebtedness.

4.6 In the event of any question arising with respect to the adjustments provided in this Option, such question shall be determined by a firm of chartered accountants appointed by the Corporation (who may be the auditors of the Corporation); such accountants shall have access to all necessary records of the Corporation and such determination shall be binding upon all parties in interest.

4.7	No Requirement to Issue Fractional Shares

The Corporation shall not be required to issue fractional Shares upon the conversion of the Indebtedness pursuant to this Option. If any fractional interest in a Share would be deliverable upon the conversion of the Indebtedness, the Corporation shall issue such number of Shares as are determined by rounding any fractional interest to the closest integer.

4.8	Certificate as to Adjustment

The Corporation shall from time to time immediately after the occurrence of any event which requires an adjustment as provided in this section 3, deliver a copy of a certificate signed by two of its Officers to the Holder specifying the nature of the event requiring the same and the amount of the adjustment necessitated thereby and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based and the method of calculation and the amount of the adjustment specified in such certificate shall be reported on by a firm of chartered accountants appointed by the Corporation (who may be the auditors of the Corporation) and, shall be conclusive and binding upon all parties in interest.

4.9	Notice of Special Matters and Holder not a shareholder

The Corporation covenants with the Holders, and each of them, that at any time prior to the Time of Expiry that the Indebtedness remains outstanding, it will give notice to the Holder of its intention:

(a) To declare any stock dividend on any shares;

(b) To distribute to all holders of shares any securities or assets (other than cash dividends),and, in each notice shall specify the record date or, if none, the effective date for such dividend or distribution, provided that the Corporation shall only be required to specify in such notice particulars of such action as shall have been fixed and determined on the date on which such notice is given. Such notice shall be given not less than thirty (30) days in each case prior to such applicable record date or effective date.

The holding of a Debenture will not constitute the holder thereof a shareholder of the Corporation, nor entitle him to any rights or interest in respect thereof except as in the Debenture expressly provided.

5.	Satisfaction and Discharge

5.1	Cancellation and Destruction

Upon the earlier of the payment by the Corporation of all of the Principal Amount and Interest due on the Debentures or the conversion of the Indebtedness into Shares, the Holder shall deliver the Debenture to the Corporation and the Debenture shall be cancelled and destroyed by the Corporation.

5.2	Non-Presentation of Debentures

If the Holder of any Debenture shall fail to present the same for payment on the date on which the Principal Amount and Interest becomes payable, either on the Maturity Date or otherwise, or shall not accept payment on account thereof and give such receipt therefor (if any) as the Corporation may require, the Corporation shall be entitled to set aside the Principal Amount and Interest in trust to be paid to the Holder of such Debenture upon due presentation and surrender thereof in accordance with the provisions of this Debenture; and thereupon the Principal Amount and Interest payable on or represented by each Debenture in respect whereof such moneys have been set aside shall be deemed to have been paid and thereafter such Debentures shall not be considered as outstanding and the Holders thereof shall thereafter have no right in respect thereof except that of receiving payment of the moneys so set aside by the Corporation (without interest thereon).

5.3	Repayment of Unclaimed Moneys

Any moneys set aside under section 5.2 and not claimed by and paid to Holders of Debentures within six years after the date of such setting aside shall, subject to applicable law, be repaid to the Corporation and thereafter the Holders of the Debentures in respect of which such moneys were so paid to the Corporation shall have no rights in respect thereof except to obtain payment of such moneys without interest thereon from the Corporation.

5.4	Discharge

Upon the payment by the Corporation of all of the Principal Amount and Interest due on the Debentures or upon the conversion of the Indebtedness into Shares, the Holder shall, at the request of the Corporation, execute and deliver to the Corporation such deeds or other instruments as shall be necessary to evidence the satisfaction and discharge of the Debentures and to release the Corporation from its covenants contained herein.

6. Lock-Up. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Holder agrees that, during the period beginning from the date of conversion of this Debenture and continuing to and including the date 180 days after the date of the final prospectus with respect to a public offering of the Company’s Common Stock which results in the Company listing on a United States national securities exchange, the Holder will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Common Stock of the Company, or any options or warrants to purchase any shares of Common Stock of the Company, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock of the Company, whether now owned or hereinafter acquired, owned directly by the Holder (including holding as a custodian) or with respect to which the Holder has beneficial ownership within the rules and regulations of the SEC (collectively, the “Lock-Up Shares”). The foregoing restriction is expressly agreed to preclude the Holder from engaging in any hedging or other transaction that is designed to or that reasonably could be expected to lead to or result in a sale or disposition of the Lock-Up Shares even if such Lock-Up Shares would be disposed of by someone other than the Holder. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Lock-Up Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Lock-Up Shares.

APPENDIX “I”

CONVERSION NOTICE

TO:	DIRECT COMMUNICATION SOLUTIONS, INC. (the “Corporation”)

11021 Via Frontera, Suite C

San Diego, CA. 92127

Attention: Mr. Chris Bursey

(1) The undersigned holder of the Convertible Debenture hereby converts $_____________, which represents, in whole or any part, the Indebtedness currently outstanding under the Convertible Debenture, into shares of capital stock of the Corporation (the “Shares”) at a conversion price at US$6.00 (CDN$8.13) per share of common stock. The Debentures have a maturity date of the 1st anniversary of the closing date and bear an interest rate of 15% per annum, not payable in advance.

(2) The undersigned hereby irrevocably directs that the said Shares be issued and delivered to the undersigned as follows:

Address
Name in Full	(Include Postal Code)	Number of Shares

*	Certificates representing Shares will not be registered or delivered to an address in the United States unless Box B or C below is checked.

(3) The undersigned represents, warrants and certifies as follows (one (only) of the following must be checked):

A.	☐	The undersigned holder (i) at the time of conversion of amounts outstanding under the Convertible Debenture is not in the United States, as defined in Regulation S under the United States Securities Act of 1933, as amended (the “Securities Act”), and (ii) is not converting amounts outstanding under the Convertible Debenture on behalf of a person in the United States; and (iii) did not execute or deliver this Exercise Notice in the United States.

B.	☐	The holder is a U.S. Accredited Investor and is converting amounts outstanding under the Convertible Debenture on its own behalf and not for the account or benefit of any other person.

C.	☐	The undersigned holder has delivered to the Corporation an opinion of counsel (which will not be sufficient unless it is satisfactory to the Corporation) to the effect that an exemption from the registration requirements of the Securities Act and applicable state securities laws is available.

The undersigned holder understands that even if Box A or B above is checked, the certificate representing the Shares will bear a legend restricting transfer until it can be established to the satisfaction of the Corporation that a transfer can be made without registration under the Securities Act.

The undersigned holder understands that the Convertible Debenture may not be converted into Shares by a holder in the United States and no Shares shall be issued to a holder in the United States unless the Shares are registered under the Securities Act and the securities laws of any applicable state or an exemption from such registration requirements is available.

If Box C is checked, any opinion tendered must be satisfactory to the Corporation. Holders planning to deliver an opinion of counsel in connection with the conversion of the Convertible Debenture should contact the Corporation in advance to determine whether any opinions to be tendered will be acceptable to the Corporation.

The undersigned holder understands that the Shares must not be issued to a person other than the undersigned holder. Terms not defined herein shall have the same meanings ascribed to them in the Convertible Debenture.

This Conversion Notice may be executed manually or digitally and may be delivered electronically or by facsimile transmission.

DATED this                    of                                            ,                      .

Signature witnessed by:	Signature of Subscriber*

Name of Subscriber

Address of Subscriber (include postal code)

*	This signature must correspond exactly with the name appearing on the registration panel.

THE RIGHT TO CONVERT, IN WHOLE OR ANY PART, THE INDEBTEDNESS THEN OUTSTANDING UNDER THE CONVERTIBLE DEBENTURE EXPIRES ON THE DATE THAT IS ONE YEAR FROM THE DATE OF ISSUANCE OF THE CONVERTIBLE DEBENTURE, IN ACCORDANCE WITH THE TERMS OF THE CONVERTIBLE DEBENTURE.